Exhibit 10.13.A

FORM OF

NONQUALIFIED STOCK OPTION AWARD AGREEMENT
PURSUANT TO
THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN

The AES Corporation, a Delaware corporation (the “Company”), grants to the Employee named below, pursuant to The AES Corporation 2003 Long Term Compensation Plan (the “Plan”) and this Nonqualified Stock Option Award Agreement (this “Agreement”), this Award of a Nonqualified Stock Option (“Option”) to purchase full shares of common stock of the Company (“Shares”) upon the terms and conditions set forth herein and the terms of your current employment agreement (your “Employment Agreement”) while it is in effect (i.e., through and including its termination date).  Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Plan or your Employment Agreement while it is in effect.

1.     The Award of this Option is subject to all terms and conditions of this Agreement, the Plan, the terms of which are herein incorporated by reference, and your Employment Agreement, the terms of which are herein incorporated by reference while it is in effect:

Name of Employee:

Date of Birth:

AES Directory Name:

Grant Date:

Total Number of Shares subject to Option:

Option Price per Share:

2.     The Employee referenced above is hereby granted an Option representing a right to purchase the number of Shares set forth above at the option price per Share set forth above, upon the terms set forth herein, in the Plan and in your Employment Agreement while it is in effect, if and only to the extent, such Option (i) has not been forfeited or canceled prior to its Vesting Date (as defined below) and (ii) has vested in accordance with this Agreement.

3.     This Option will expire no later than ten years from the Grant Date, provided, however, that this Option may expire sooner pursuant to the terms set forth herein, in the Plan and in your Employment Agreement while it is in effect.

4.     Subject to the terms of your Employment Agreement while it is in effect, this Option will vest in three equal installments on each of the first, second and third anniversary of the Grant Date (each a “Vesting Date”); provided, however:

(A)    that if the Employee’s employment is terminated or the Employee’s provision of services is terminated, prior to the third anniversary of the Grant Date, in either case by reason of the Employee’s death or Disability, this Option will vest and will become exercisable on such termination date and will expire one year after such termination date;

(B)    that if the Employee’s employment is terminated or the Employee’s provision of services is terminated, prior to the third anniversary of the Grant Date, in either case by the Company for cause (as determined by the Committee in its sole discretion) any portion of this Option that has vested on or before such termination date will expire three months after such termination date, and any portion of this Option that has not vested on or before such termination date will be forfeited in full, cancelled by the Company, and will cease to be outstanding, upon such termination date; and

(C)    that if the Employee’s employment is terminated or the Employee’s provision of services is terminated, prior to the third anniversary of the Grant Date, for any other reason (including voluntarily by the Employee (including without limitation, Retirement) or by the Company other than for cause or by reason of death or Disability), any portion of this Option that has vested on or before such termination date will expire one hundred and eighty days after such termination date, and any portion of this Option that has not vested on or before such termination date will be forfeited in full, cancelled by the Company, and will cease to be outstanding, upon such termination date.

In addition, in the event that a termination described in clause (A), clause (B) or clause (C) above occurs, on or after the third anniversary of the Grant Date, to the extent that all or any portion of this Option has vested but not yet expired as of such date, such portion of this Option will expire on the earlier of (i) the last day of the time period described in clause (A), clause (B) or clause (C) above, as applicable, or (ii) the date such portion of this Option would have expired, had such employment or provision of services continued.

5.     Subject to the terms and conditions of the Plan, this Agreement and the terms of your Employment Agreement while it is in effect, the Employee may exercise any vested portion of this Option by giving appropriate written notice to the Company, together with provision for payment (i) of the full option price of the Shares for which such vested portion of this Option is exercised and (ii) applicable withholding taxes.  The notice must specify the portion of this Option to be exercised (i.e., the number of Shares) and be signed by the Employee.  The full option price of the shares of common stock as to which such vested portion of this Option is exercised (including applicable withholding taxes) must be paid in cash to the Company in full, or alternative adequate provision acceptable to the Committee for such payment made (including an irrevocable instruction to a broker to deliver the option price at a future date), at the time of exercise.

6.     In addition, subject to the terms of your Employment Agreement while it is in effect, in the event that a Change of Control occurs prior to the third anniversary of the Grant Date, to the extent that all or any portion of this Option has not already been previously forfeited or cancelled, such portion of this Option will become fully vested and exercisable; provided, however, that in connection with a Change of Control or certain other events, the Committee may, in its discretion (i) cancel any or all outstanding Options issued pursuant to the Plan in consideration for payment to the holders of such cancelled Options of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if such Options had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the option price, if any, that would have been payable therefore, or (ii) if the net amount referred to in clause (i) would be negative, cancel such Options for no consideration of any kind.  Payment of any obligation payable pursuant to the preceding sentence may be made in cash of equivalent value and/or securities or other property in the Committee’s discretion.

7.     Subject to the terms of your Employment Agreement while it is in effect, the Company and its subsidiaries and Affiliates have the right (i) to withhold any tax required to be withheld in connection with the exercise of any portion of this Option from Shares otherwise deliverable or from any other payment to be made to the Employee, or (ii) to otherwise condition the Employee’s right to exercise any portion of this Option on the Employee making arrangements satisfactory to the Company or any of its subsidiaries or affiliates to enable any related tax obligation of the Employee to be satisfied.  The Employee should consult his or her personal advisor to determine the effect of this Option on his or her own tax situation.

8.     Notices hereunder and under the Plan, if to the Company, must be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203 (or as subsequently designated by the Company), to the attention of the Plan Administrator, or, if to the Employee, will be delivered to the Employee or mailed to his or her address as the same appears on the records of the Company.

9.     Subject to the terms and conditions of the Plan and the terms of your Employment Agreement while it is in effect, unless the Committee determines otherwise, if an Employee is adjudicated to be mentally incompetent while in the continuous employment of the Company or an Affiliate or during a period of permanent and total Disability which commenced while in such employment, the Employee’s guardian, conservator or legal representative will have the right to exercise this Option on behalf of the Employee.

10.   All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive on all persons.  Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the Plan will govern.  In the event an interpretation is to be made concerning an inconsistency between the provisions of your Employment Agreement and the provisions of the Plan and/or this Agreement, while your Employment Agreement is in effect, the provisions of your Employment Agreement will govern; provided, however, that any such interpretation will not be binding on interpretations made or actions taken following the termination date of your Employment Agreement.

11.   By accepting the Award of this Option, the Employee acknowledges receipt of a copy of the Plan and the prospectus related to this Option and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

12.   This Agreement is governed by the laws of the State of Delaware without giving effect to its choice of law provisions.

THE AES CORPORATION

By:
Name:

Title: